EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF THERMOGENESIS HOLDINGS, INC.

ThermoGenesis Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, (the “Corporation”) hereby certifies as follows:

1.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 3, 1986, under the corporate name Refrigeration Systems International, Inc.

2.    This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law and restates and integrates and further amends the provisions of the previously filed Sixth Amended and Restated Certificate of Incorporation, as amended, of this Corporation.

3.    The Sixth Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirely to read as follows:

FIRST:     Name. The name of the corporation is: THERMOGENESIS HOLDINGS, INC.

SECOND:     Agent for Service. The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of Newcastle, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Company Corporation.

THIRD:     Purpose. The nature of the business or purposes to be conducted or promoted of this Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:       Capital Stock.

(a)    Authorized Capital Stock. The Corporation is authorized to issue three classes of stock, designated Common Stock, $0.001 par value (“Common Stock”), Class B Common Stock, $0.001 par value (“Class B Common Stock” and together with the Common Stock, “Corporation Common Stock”) and Preferred Stock, $0.001 par value (“Preferred Stock”). The total number of shares which the Corporation is authorized to issue is Four Hundred Fifty Two Million (452,000,000). The total number of shares of Common Stock that the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000), the total number of shares of Class B Common Stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000) and the total number of shares of Preferred Stock that the Corporation shall have authority to issue is Two Million (2,000,000).

(b)       Corporation Common Stock.

(i)      Common Stock. A holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder of record on the books of the Corporation for all matters on which stockholders of the Corporation are entitled to vote.

(ii)     Class B Common Stock. Except as otherwise required by law, the holders of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Corporation.

(iii)    Provisions Applicable to All Corporation Common Stock.

(1)    General. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or as otherwise required by law, all shares of Corporation Common Stock shall have identical powers, rights and privileges in each and every respect. There shall be no cumulative voting.

(2)    Dividends. Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock, the holders of Common Stock and the holders of Class B Common Stock shall be entitled to participate ratably, on a share-for-share basis as if all shares of Corporation Common Stock were of a single class, in such dividends, whether in cash, property, stock or otherwise, as may be declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that any dividends payable in shares of Corporation Common Stock (or payable in rights to subscribe for or to purchase shares of Corporation Common Stock) shall be declared and paid at the same rate on each class of Corporation Common Stock and dividends payable in shares of Common Stock (or rights to subscribe for or to purchase shares of Common Stock) shall only be paid to holders of Common Stock and dividends payable in shares of Class B Common Stock (or rights to subscribe for or to purchase shares of Class B Common Stock) shall only be paid to holders of Class B Common Stock; provided, further, that the Board of Directors may issue shares of Class B Common Stock in the form of a pro rata dividend or distribution to all holders of the outstanding shares of Corporation Common Stock.

(3)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Corporation, after all creditors of the Corporation shall have been paid in full and after payment of all sums, if any, payable in respect of Preferred Stock, if any, the holders of the Corporation Common Stock shall be entitled to share ratably, on a share-for-share basis as if all shares of Corporation Common Stock were of a single class, in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Corporation. For purposes of this Section (b)(iii)(3), neither the merger or the consolidation of the Corporation into or with another entity, the conversion of the Corporation into another entity, the merger or consolidation of any other entity into or with the Corporation nor the sale, transfer or other disposition of all or substantially all of the assets of the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Corporation.

(4)    Split, Subdivision or Combination. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Common Stock or Class B Common Stock, the outstanding shares of the other class of Corporation Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the class of Corporation Common Stock that has been so split, subdivided or combined.

(5)    Conversion Rights. The Corporation Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(c)      Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors shall determine the designation of each series and the authorized number of shares of each series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH: Insolvency; Dissolution. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to: any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: Directors. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The number of directors which shall constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the bylaws of this Corporation. The election of directors of the Corporation need not be by written ballot, unless the bylaws so provide.

SEVENTH: Amendments. The Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation. Notwithstanding, any provision for the classification of directors for staggered terms pursuant to Section 141(d) of the Delaware General Corporation Law shall be set forth in the bylaws adopted by the stockholders unless provisions for such classification shall be set forth in the Corporation’s certificate of incorporation.

EIGHTH: Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

NINTH: Indemnification. To the fullest extent permitted by Section 145 of the General Corporation Law of Delaware as the same exists or may hereafter be amended, the Corporation shall indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for hereby shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to any action such person may have performed in current official capacity or in another capacity while holding such office, and shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such person. No repeal or modification of this Section by the stockholders of the Corporation shall adversely affect any right of protection existing by virtue of this Section at the time of such repeal modification.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 5th day of June 2020.

THERMOGENESIS HOLDINGS, INC.

By: /s/ Xiaochun Xu
Name: Xiaochun (Chris) Xu
Title: CEO & Chairman of the Board

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THERMOGENESIS HOLDINGS, INC.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

ThermoGenesis Holdings, Inc., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify:

FIRST: This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 5, 2020 (the “Amended and Restated Certificate of Incorporation”).

SECOND: The Amended and Restated Certificate of Incorporation is hereby amended by adding the following paragraph to the end of Article FOURTH thereof as a new Article FOURTH, Section (d):

“(d) Reverse Stock Split. Without regard to any other provision of this Amended and Restated Certificate of Incorporation, effective at 12:01 a.m., eastern time, on December 22, 2022 (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each forty five (45) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive one (1) share of Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: Except as specifically set forth herein, the remainder of the Amended and Restated Certificate of Incorporation will not be amended, modified or otherwise altered.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by Jeffery Cauble, Chief Financial Officer, this 21st day of December, 2022.

THERMOGENESIS HOLDINGS, INC.
By:	/s/ Jeffery Cauble
Jeffery Cauble
Chief Financial Officer

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